Exhibit 99.1

Financial Statements and Independent Accountants’ Review Report

American Casino & Entertainment Properties LLC

September 30, 2017

TABLE OF CONTENTS

CONDENSED CONSOLIDATED BALANCE SHEETS	4

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	7

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY	8

Note 1. The Company	9

Note 2. Basis of Presentation	9

Note 3. Related Party Transactions	11

Note 4. Intangible Assets	11

Note 5. Debt	12

Note 6. Commitments and Contingencies	13

Note 7. Share-Based Compensation	14

Note 8. Subsequent Events	15

Management’s Discussion and Analysis of Financial Condition and Results of Operations	16

Overview	16

Results of Operations	18

Financial Condition	25

Quantitative and Qualitative Disclosures about Market Risk	26

Controls and Procedures	27

Exhibit A

2

Grant Thornton LLP 100 W Liberty Street, Suite 770 Reno, NV 89501-1965

T 775.786.1520
INDEPENDENT ACCOUNTANTS’ REVIEW REPORT	F 775.786.7091 www.GrantThornton.com

Board of Directors

American Casino & Entertainment Properties LLC

We have reviewed the accompanying condensed consolidated interim financial statements of American Casino & Entertainment Properties LLC and subsidiaries (the “Company”), which comprise the condensed consolidated balance sheet, and the related condensed consolidated statements of operations, members’ equity, and cash flows, as of September 30, 2017 and for the three and nine months ended September 30, 2017 and 2016, and the related notes to the interim financial statements.

Management’s responsibility

The Company’s management is responsible for the preparation and fair presentation of the condensed consolidated interim financial statements in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditor’s responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated interim financial statements referred to above for them to be in accordance with accounting principles generally accepted in the United States of America.

Report on condensed consolidated balance sheet as of December 31, 2016

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of the Company as of December 31, 2016, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, attached as Exhibit A; and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated March 28, 2017. In our opinion, the accompanying condensed consolidated balance sheet of the Company as of December 31, 2016, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

Reno, Nevada

November 6, 2017

Grant Thornton LLP	3
U.S. member firm of Grant Thornton International Ltd

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(See Independent Accountants’ Review Report)

	As of September 30, 2017	As of December 31, 2016
	(Unaudited)
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$62,258	$60,920
Investments-restricted	152	152
Accounts receivable, net	8,066	5,965
Other current assets	14,005	13,136

Total Current Assets	84,481	80,173
Property and equipment, net	1,047,461	1,050,618
Intangible and other assets, net	15,781	15,616

Total Assets	$1,147,723	$1,146,407

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$11,174	$5,533
Accrued expenses	19,533	17,823
Accounts payable and accrued expenses—related party	23	12
Accrued payroll and related expenses	12,429	15,586
Current portion of long-term debt, net of unamortized discount and debt issuance costs	165,798	2,950
Current portion of long-term debt—related party	3,255	—

Total Current Liabilities	212,212	41,904

Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	—	216,663
Capital lease obligations, less current portion	948	948

Total Long-Term Liabilities	948	217,611

Total Liabilities	213,160	259,515

Commitments and Contingencies (Note 6.)
Members’ Equity:
Members’ Equity	934,563	886,892

Total Members’ Equity	934,563	886,892

Total Liabilities and Members’ Equity	$1,147,723	$1,146,407

See notes to condensed consolidated financial statements.

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AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(See Independent Accountants’ Review Report)

	Three months ended September 30,
	2017	2016
	(Unaudited)
	(In thousands)
Revenues:
Casino	$54,572	$51,879
Hotel	25,986	24,609
Food and beverage	22,438	21,000
Tower, retail, entertainment and other	9,315	9,473

Gross revenues	112,311	106,961
Less promotional allowances	7,582	7,092

Net revenues	104,729	99,869

Costs And Expenses:
Casino	16,926	16,602
Hotel	11,205	10,209
Food and beverage	16,588	15,824
Other operating expenses	2,250	2,496
Selling, general and administrative	35,072	31,484
Depreciation and amortization	7,497	6,832
(Gain) loss on disposal of assets	634	(35)

Total costs and expenses	90,172	83,412

Income From Operations	14,557	16,457

Other Expense:
Interest expense	(2,228)	(3,380)
Interest expense—related party	(19)	—

Total other expense	(2,247)	(3,380)

Net Income	$12,310	$13,077

See notes to condensed consolidated financial statements.

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AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(See Independent Accountants’ Review Report)

	Nine months ended September 30,
	2017	2016
	(Unaudited)
	(In thousands)
Revenues:
Casino	$168,826	$159,905
Hotel	75,165	69,238
Food and beverage	65,879	62,043
Tower, retail, entertainment and other	26,151	26,076

Gross revenues	336,021	317,262
Less promotional allowances	23,388	21,433

Net revenues	312,633	295,829

Costs And Expenses:
Casino	51,423	50,057
Hotel	31,404	29,044
Food and beverage	48,522	45,927
Other operating expenses	7,126	7,576
Selling, general and administrative	98,240	93,521
Depreciation and amortization	21,929	20,198
(Gain) loss on disposal of assets	607	(35)

Total costs and expenses	259,251	246,288

Income From Operations	53,382	49,541

Other Expense:
Loss on debt redemption	(881)	(1,053)
Interest expense	(7,200)	(10,540)
Interest expense—related party	(30)	(23)

Total other expense	(8,111)	(11,616)

Net Income	$45,271	$37,925

See notes to condensed consolidated financial statements.

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AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(See Independent Accountants’ Review Report)

	Nine months ended September 30,
	2017	2016
	(Unaudited)
	(In thousands)
Cash Flows From Operating Activities:
Net income	$45,271	$37,925
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,929	20,198
Amortization of debt issuance and debt discount costs	771	923
Loss on debt redemption	881	1,053
(Gain) loss on disposal of assets	607	(35)
Share-based compensation	2,400	841
Changes in operating assets and liabilities:
Accounts receivable, net	(2,101)	(267)
Other assets	(1,034)	880
Accounts payable and accrued expenses	4,026	1,413
Related party activity, net	11	12

Net Cash Provided by Operating Activities	72,761	62,943

Cash Flows From Investing Activities:
Acquisition of property and equipment	(19,251)	(19,806)
Proceeds from sale of property and equipment	40	83

Net Cash Used in Investing Activities	(19,211)	(19,723)

Cash Flows From Financing Activities:
Payments on notes payable	(52,212)	(37,212)

Net Cash Used in Financing Activities	(52,212)	(37,212)

Net increase in cash and cash equivalents	1,338	6,008
Cash and cash equivalents - beginning of period	60,920	71,763

Cash and cash equivalents - end of period	$62,258	$77,771

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$6,446	$9,644

Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$690	$31

See notes to condensed consolidated financial statements.

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AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(Unaudited)

(In thousands)

(See Independent Accountants’ Review Report)

	Class A Equity	Class B Equity	Total Equity
Balance at December 31, 2016	$—	$886,892	$886,892
Net income	—	45,271	45,271
Share-based compensation	—	2,400	2,400

Balance at September 30, 2017	$—	$934,563	$934,563

See notes to condensed consolidated financial statements.

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AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(See Independent Accountants’ Review Report)

Note 1. The Company

American Casino & Entertainment Properties LLC, or ACEP, was formed in Delaware on December 29, 2003. As used in this Quarterly Report, the terms “ACEP”, “company”, “we”, “our”, “ours”, and “us” refer to American Casino & Entertainment Properties LLC and its subsidiaries, unless the context suggests otherwise. ACEP owns and operates the Stratosphere Casino Hotel & Tower, or the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas, Nevada, and the Aquarius Casino Resort, or the Aquarius, in Laughlin, Nevada.

On April 22, 2007, American Entertainment Properties Corp., or AEP, our former direct parent, entered into a Membership Interest Purchase Agreement, or the Agreement, with W2007/ACEP Holdings, LLC, or Holdings, an affiliate of Whitehall Street Real Estate Funds, or Whitehall, a series of real estate investment funds affiliated with Goldman, Sachs & Co., to sell all of our issued and outstanding membership interests to Holdings, for approximately $1.3 billion. Pursuant to the Assignment and Assumption Agreement, dated December 4, 2007, between Holdings and W2007/ACEP Managers Voteco, LLC, or Voteco, Holdings assigned all of its rights, obligations and interests under the Agreement to Voteco. Voteco’s acquisition of ACEP, or the Acquisition, closed at a purchase price of $1.2 billion on February 20, 2008.

On October 20, 2017, Voteco and Holdings completed the sale of all of the outstanding equity interest of ACEP to Golden Entertainment Inc., or Golden. Under the terms of the Membership Interest Purchase Agreement, or purchase agreement, the aggregate consideration to be paid by Golden for the transaction is $850 million, consisting of $781.0 million in cash (subject to certain post-closing adjustments) and the issuance of 4,046,494 shares of Golden common stock to Holdings (the “transaction”). Of the cash consideration, $5.0 million is being held in escrow as security for satisfaction of Holdings’ post-close working capital adjustment obligations in accordance with the purchase agreement. At the completion of the transaction, Holdings and Golden entered into a stockholders agreement that includes, among other things, a 90-day restriction on sales of Golden’s common stock by Holdings and a standstill agreement. At the completion of the transaction, Holdings also entered into a registration rights agreement with Golden with respect to the Golden stock issued at the closing.

Note 2. Basis of Presentation

The accompanying condensed consolidated financial statements included herein have been prepared by ACEP, without audit, in accordance with the accounting policies described in our 2016 audited consolidated financial statements. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted. We believe that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments (consisting only of those of a normal recurring nature), which are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results to be expected for any future interim period or for the entire fiscal year.

These condensed consolidated financial statements should be read in conjunction with the 2016 consolidated audited financial statements and related notes presented in our annual report for the year ended December 31, 2016. On August 30, 2016 we deregistered as a publically reporting entity. Our reports through June 30, 2016 are available electronically by visiting the SEC website at http://www.sec.gov.

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Principles of Consolidation

The condensed consolidated financial statements include the accounts of ACEP and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue arising from contracts with customers is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. This update provides clarification on two topics contained in ASU No. 2014-09—identifying performance obligations and the licensing implementation guidance. The effective date for the amendments in this update is the same as ASU No. 2014-09. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases. This amendment amends current guidance by requiring that lessees recognize a lease liability and a right-of-use asset (initially measured at the present value of the lease payments) on their balance sheets for operating leases. The accounting for lessors remains largely unchanged from prior guidance. This amendment will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period using a modified retrospective approach. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This amendment provides definitive guidance on the treatment of eight specific cash flow issues. The issues include: 1) Debt prepayment or debt extinguishment costs; 2) Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) Contingent consideration payments made after a business combination; 4) Proceeds from the settlement of insurance claims; 5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) Distributions received from equity method investees; 7) Beneficial interests in securitization transactions; and 8) Separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other. This amendment eliminates Step 2 of the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this amendment, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendments in this update will be effective for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This amendment is not expected to have an impact on our consolidated financial statements.

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Note 3. Related Party Transactions

During the three months ended September 30, 2017, we paid Goldman Sachs approximately $19,000 in interest, compared to $0 during the three months ended September 30, 2016. During the nine months ended September 30, 2017, we paid Goldman Sachs approximately $30,000 in interest, compared to approximately $23,000 during the nine months ended September 30, 2016. As of September 30, 2017, Goldman Sachs owned $3.3 million of the 2015 Term Loans and committed to provide up to $7.5 million of the 2015 Revolving Facility. As of December 31, 2016, Goldman Sachs owned approximately $0 of the 2015 Term Loans and committed to provide up to $7.5 million of the 2015 Revolving Credit Facility. As of September 30, 2017 and December 31, 2016, there was no accrued interest due to Goldman Sachs.

The Realty Management Division of Goldman Sachs, or Goldman Sachs RMD, provides various services to us such as environmental services and insurance brokerage. We expensed Goldman Sachs RMD fees of $86,000 during the three months ended September 30, 2017, compared to $0 for the three months ended September 30, 2016. We expensed Goldman Sachs RMD fees of $86,000 during the nine months ended September 30, 2017, compared to $410,000 for the nine months ended September 30, 2016. As of September 30, 2017 and December 31, 2016, we owed Goldman Sachs RMD $0.

On February 24, 2015, we entered into an agreement with Travel Tripper LLC, or TTL, to utilize their technology for online hotel reservations. TTL is owned by an affiliate of Highgate (23%) and an employee of Highgate (40%). Highgate owns a less than 5% membership interest in Holdings. We expensed fees of approximately $73,000 during the three months ended September 30, 2017 compared to $61,000 for the three months ended September 30, 2016. We expensed fees of approximately $167,000 during the nine months ended September 30, 2017 compared to $160,000 during the nine months ended September 30, 2016. As of September 30, 2017 and December 31, 2016, we owed TTL approximately $22,000 and $11,000, respectively.

On October 3, 2008, we entered into a participation agreement with Nor1, Inc., or Nor1, to utilize their technology to help sell perishable suite and room inventories. Nor1 gives the guest who books on-line the opportunity to book a non-guaranteed suite or upgraded rooms at a discounted rate if such is available at check-in. If the suite or upgraded room is awarded, Nor1 is paid 25% of the upgrade fee. Goldman Sachs owns less than 5% of Nor1. We expensed fees of approximately $3,000 during the three months ended September 30, 2017 compared to $5,000 for the three months ended September 30, 2016. We expensed fees of approximately $8,000 during the nine months ended September 30, 2017 compared to $16,000 for the nine months ended September 30, 2016. As of September 30, 2017 and December 31, 2016, we owed Nor1 approximately $1,000.

If a proposed transaction appears to or does involve a related person, the transaction is presented to our management for review. If management determines such transaction involves a related party or is unable to determine if a transaction is with a related party it will be presented to our audit committee for review. The audit committee is authorized to retain and pay such independent advisors as it deems necessary to properly evaluate the proposed transaction, including, without limitation, outside legal counsel and financial advisors to determine the fair value of the transaction.

Note 4. Intangible Assets

Pursuant to authoritative guidance, indefinite-lived intangible assets are subject to an annual assessment for impairment during the fourth quarter, or more frequently if there are indications of possible impairment, by applying a fair-value-based test.

Our indefinite-lived intangible assets consist of trade names. Intangible assets are recorded at cost or at fair value on the date of acquisition.

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As of September 30, 2017 and December 31, 2016, we had the following indefinite-lived intangible assets.

	September 30, 2017	December 31, 2016
	Carrying Amount	Carrying Amount
	(in thousands)
Non-amortizing intangible assets:
Trade Name	$15,507	$15,507

	$15,507	$15,507

Note 5. Debt

As of the dates set forth below, long-term debt and capital lease obligations consisted of the following:

	September 30, 2017	December 31, 2016
	(In thousands)
2015 Term Loans due July 7, 2022, interest at a 3.25% margin above reserve-adjusted eurodollar rate, with a 1.00% floor	$173,363	$225,575
2015 Revolving Facility	—	—
Unamortized discount and debt issuance costs	(4,310)	(5,962)
Capital lease obligations	948	948

Total long-term debt and capital lease obligations	170,001	220,561
Current portion of long-term debt and capital lease obligations	(169,053)	(2,950)

Total long-term debt and capital lease obligations, net	$948	$217,611

2015 Term Loans and Revolving Facility

On October 20, 2017 in connection with the completion of the transaction, the 2015 Term Loans were redeemed.

On July 7, 2015, the Company and certain of its subsidiaries, or the Guarantors, entered into a Credit and Guaranty Agreement, or the Credit Agreement, with the lenders party thereto from time to time, or the Lenders, Deutsche Bank AG New York Branch, or DBNY, as administrative agent and collateral agent, Goldman Sachs Lending Partners LLC or Goldman Sachs LP, and Deutsche Bank Securities Inc. or DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents, and DBSI as documentation agent. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents. Pursuant to the terms of the Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of $295 million of senior secured term loans, or the 2015 Term Loans, and a $15 million revolving credit facility, or the 2015 Revolving Facility. The maturity date of the 2015 Term Loans is the earlier to occur of (i) July 7, 2022 and (ii) the acceleration of the Term Loans, and the maturity date of the 2015 Revolving Facility is the earlier to occur of (i) July 7, 2020 and (ii) the acceleration of the 2015 Revolving Facility. The proceeds of the 2015 Term Loans were used, together with cash on hand, to repay in full the Company’s existing debt under the 2013 Credit Agreements.

The 2015 Term Loans bear interest either at a base rate plus 2.75% per annum or at the reserve-adjusted eurodollar rate plus 3.75% per annum. In the case of eurodollar rate loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. As of September 30, 2017, all outstanding 2015 Term Loans are eurodollar loans. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original

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principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow for the period of August 1, 2015 through December 31, 2015, and for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans. The percentage of excess cash flow required to be prepaid will vary based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to, at any time, make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

On April 28, 2017 and May 30, 2017 we made voluntary principal payments of $40.0 million and $10.0 million, respectively, to the 2015 Term Loans. We recognized a loss on debt redemption of approximately $881,000 in connection with these principal payments.

On March 31, 2016 and October 24, 2016 we made voluntary principal payments of $35.0 million and $30.0 million,

respectively, to the 2015 Term Loans. We recognized a loss on debt redemption of approximately $1.9 million in connection with these principal payments.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans will now bear interest at either a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum.

The 2015 Revolving Facilities bear interest at a base rate plus an applicable margin that is 1.25%, 1.75% or 2.25% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 2.25%, 2.75% or 3.25% per annum (depending on the Company’s First Lien Net Leverage Ratio). In the case of eurodollar rate revolving facilities, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. We will also pay a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage is either 0.250% or 0.375% per annum (depending on the Company’s First Lien Net Leverage Ratio). We may at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We may at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

As of September 30, 2017 and December 31, 2016 there were no borrowings outstanding under the 2015 Revolving Facility.

The Credit Agreement includes a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) a springing financial maintenance covenant; and (iii) restrictions on distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business. As of September 30, 2017 we were in compliance with the covenants of the Credit Agreement.

Note 6. Commitments and Contingencies

Legal Proceedings

In October 2016, the Company received a draft complaint, alleging that Company employees were not paid for all time worked on and off the clock for the prior three years ending in October 2016. Another proposed suit, on or about this same time, alleged the Company violated the Fair Labor Standards Act or FLSA and Nevada law by allegedly failing to compensate employees for a certain amount of time performing pre- and post-shift “banking” activities off-the-clock. On May 2, 2017, the parties reached a tentative settlement on all the complainant’s claims. The company recorded a settlement expense of $800,000 during the three months ended June 30, 2017. The settlement is subject to court approval and administration of the claims once approved.

We are, from time to time, a party to various legal proceedings arising out of our businesses. We believe, however, there are no additional proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our financial condition, results of operations or liquidity.

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Note 7. Share-Based Compensation

The Company accounts for share-based compensation under ASC 718, Compensation-Stock Compensation. We recognized share-based compensation expenses of approximately $2.4 million for the three months ended September 30, 2017, compared to $282,000 for three months ended September 30, 2016. We recognized share-based compensation expenses of approximately $2.4 million for the nine months ended September 30, 2017, compared to $841,000 for the nine months ended September 30, 2016. These amounts are included in selling, general and administrative expenses in our Condensed Consolidated Statements of Operations.

There are 16,500,000 stock options and 2,500,000 restricted stock units, or RSUs, available for issuance under the W2007/ACEP Holdings, LLC 2013 Management Incentive Plan, or 2013 Plan, that was approved on March 26, 2014. On March 26, 2014, our Board of Directors approved the grant of 2,500,000 RSUs under the 2013 Plan to executive officers, effective April 1, 2014. RSUs only vest upon a qualifying event (generally an initial public offering, the sale or disposition of Holdings’ membership interests in the Company, or sale or other disposition of Holdings). Additionally on March 26, 2014, our Board of Directors approved the grant of 13,035,000 stock options to be measured and valued over the next three years in accordance with ASC 718. All stock options granted under the plan have vested as of December 31, 2016. The stock options expire 10 years from the grant date.

A summary of stock option activity for the nine months ended September 30, 2017 is as follows:

	Options	Exercise Price	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
				(in years)
Outstanding at December 31, 2016	13,035,000	$1.00	$1.00	7.25
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Outstanding at September 30, 2017	13,035,000	$1.00	$1.00	6.50

Vested at September 30, 2017	13,035,000	$1.00	$1.00	6.50
Exercisable at September 30, 2017	13,035,000	$1.00	$1.00	6.50

The fair value of each stock option granted under the 2013 Plan is estimated on the date of the grant using the Black-Scholes-Merton option-pricing model.

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A summary of RSU activity for the nine months ended September 30, 2017 is as follows:

	RSUs	Grant Date Fair Value per RSU
Outstanding at December 31, 2016	2,500,000	$0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	(2,500,000)	0.96

Outstanding at September 30, 2017	0	$0

During the three months ended September 30, 2017, the Company determined that in relation to the previously unvested restricted stock awards that the occurrence of a qualifying vesting event had become probable. During the three months ended September 30, 2017, we expensed $2.4 million for compensation cost related to restricted stock awards, compared to $0 for the three months ended September 30, 2016. As of September 30, 2017, there was $0 of total unrecognized compensation cost related to all unvested restricted stock awards.

Note 8. Subsequent Events

The Company evaluated its financial statements for subsequent events through November 6, 2017, the date these financial statements were available to be issued. On October 20, 2017, the Company was acquired by Golden. Under the terms of the Purchase Agreement, the aggregate consideration paid by Golden for the transaction was $850 million, consisting of $781 million in cash and the issuance of 4,046,494 shares of Golden common stock to Holdings.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

With the exception of historical facts, the matters discussed in this quarterly report are forward looking statements. Forward-looking statements may relate to, among other things, future actions, future performance generally, business development activities, future capital expenditures, strategies, the outcome of contingencies such as legal proceedings, future financial results, financing sources and availability and the effects of regulation and competition. When we use the words “believe”, “intend”, “expect”, “may”, “will”, “should”, “anticipate”, “could”, “estimate”, “plan”, “predict”, “project”, or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.

These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: the size of our indebtedness, our indebtedness’ effect on our business, the adverse effect of government regulation and other matters affecting the gaming industry, increased operating costs of our properties, increased competition in the gaming industry, adverse effects of economic downturns and terrorism, our failure to make necessary capital expenditures, increased costs associated with our growth strategy, the loss of key personnel, risks associated with geographical market concentration, our failure to satisfy our working capital needs from operations or our indebtedness, our inability to raise additional money, our dependence on water, energy and technology services, adverse effects of increasing energy costs, and the availability of and costs associated with potential sources of financing.

We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update them.

The following discussion contains management’s discussion and analysis of financial condition and results of operations. Management’s discussion and analysis should be read in conjunction with the condensed Financial Statements of this quarterly report and Management’s Discussion and Analysis of Financial Condition and Results of Operations presented in our annual report for the year ended December 31, 2016.

Overview

We own and operate four gaming and entertainment properties in Clark County, Nevada. These properties are the Stratosphere Casino Hotel & Tower, or the Stratosphere, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, which cater primarily to residents of Las Vegas and the surrounding communities, and the Aquarius Casino Resort, in Laughlin, Nevada, or the Aquarius, which caters to visitors to and residents of Laughlin and Northwest Arizona. The Stratosphere is one of the most recognized landmarks in Las Vegas, our two Arizona Charlie’s properties are well-known casinos in their respective marketplaces and the Aquarius is the largest hotel in Laughlin. Each of our properties offers customers a value-oriented experience by providing competitive odds in our casinos, quality rooms in our hotels, award-winning dining facilities and, at the Stratosphere and Aquarius, an offering of competitive value-oriented entertainment attractions. We believe the value we offer our customers, together with a strong focus on customer service, will enable us to continue to attract customers to our properties.

Our operating results are greatly dependent on the volume of customers at our properties, which in turn affects the price we can charge for our non-gaming amenities. A substantial portion of our operating income is generated from our gaming operations; especially slot play (including video poker). Approximately 48.6% of our gross revenue for the three months ended September 30, 2017 was generated from our gaming operations. Hotel and food and beverage sales generated similar percentages of our gross revenue during the three months ended September 30, 2017, with hotel sales representing 23.1% and food and beverage sales representing 20.0%. The majority of our revenue is cash based through customers wagering with cash or paying for non-gaming amenities with cash or credit card. Because our business is capital intensive, we rely heavily on the ability of our properties to generate operating cash flow to repay debt financing, fund maintenance capital expenditures and provide excess cash for future development.

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Las Vegas is one of the largest entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. We believe that the Las Vegas gaming market has two distinct sub-segments: the tourist market, which tends to be concentrated on the Las Vegas Strip and Downtown Las Vegas, and the local market, which includes the surrounding Las Vegas area.

We use certain key measurements to evaluate operating revenue. Casino revenue measurements include “table games drop”, “slot coin-in” and “bingo write,” which are measures of the total amounts wagered by patrons. “Win” or “hold percentage” represents the percentage of table games drop, slot coin-in or bingo write that is retained by the casino and recorded as casino revenue. Hotel revenue measurements include hotel occupancy rate, which is the average percentage of available hotel rooms occupied during a period, and average daily room rate, which is the average price of occupied rooms per day. Food and beverage revenue measurements include number of covers, which is the number of guests served, and the average check amount per guest.

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Results of Operations

Three months ended September 30, 2017 compared to Three months ended September 30, 2016

The following table sets forth the results of our operations for the periods indicated.

	Three months ended September 30,
	2017	2016
	(in millions)
Income Statement Data:
Revenues:
Casino	$54.6	$51.9
Hotel	26.0	24.6
Food and beverage	22.4	21.0
Tower, retail, entertainment and other	9.3	9.5

Gross revenues	112.3	107.0
Less promotional allowances	7.6	7.1

Net revenues	104.7	99.9

Costs and expenses:
Casino	16.9	16.6
Hotel	11.2	10.2
Food and beverage	16.6	15.8
Other operating expenses	2.3	2.5
Selling, general and administrative	35.7	31.5
Depreciation and amortization	7.5	6.8

Total costs and expenses	90.2	83.4

Income from operations	$14.5	$16.5

EBITDA Reconciliation:
Net income	$12.3	$13.1
Interest expense	2.2	3.4
Depreciation and amortization	7.5	6.8

EBITDA	$22.0	$23.3

We believe that our presentation of EBITDA is an important supplemental measure of our operating performance to investors. EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Although EBITDA is a non-GAAP measure, we believe this measure will be used by investors in their assessment of our operating performance and the valuation of our company.

Our consolidated gross revenues increased 5.0% to $112.3 million for the three months ended September 30, 2017 from $107.0 million for the three months ended September 30, 2016. Our consolidated income from operations and EBITDA decreased 12.1% and 5.6% to $14.5 million and $22.0 million for the three months ended September 30, 2017 compared to $16.5 million and $23.3 million for the three months ended September 30, 2016, respectively. The increase in our gross revenues is due primarily to higher casino, hotel and food and beverage revenues caused by higher slot coin-in and hold for the casino, occupancy and average daily room rates for the hotel and higher average revenue per covers for food and beverage.

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For the three months ended September 30, 2017 and 2016, certain expenses had an impact on income from operations and EBITDA. EBITDA for the three months ended September 30, 2017 was negatively impacted by a non-cash $2.4 million expense for share-based compensation, compared to $282,000 for the three months ended September 30, 2016.

The Company allocates corporate expenses to our four properties. Total corporate expenses were approximately $9.1 million for the three months ended September 30, 2017 compared to $6.3 million for three months ended September 30, 2016. Corporate expenses included in Casino expenses were approximately $155,000 for the three months ended September 30, 2017 compared to $151,000 for three months ended September 30, 2016. Corporate expenses included in Hotel expenses were approximately $648,000 for the three months ended September 30, 2017 compared to $632,000 for three months ended September 30, 2016. Corporate expenses included in Other operating expenses were approximately $205,000 for the three months ended September 30, 2017 compared to $194,000 for three months ended September 30, 2016. Corporate expenses included in Selling, general and administrative expenses were approximately $8.1 million for the three months ended September 30, 2017 compared to $5.3 million for three months ended September 30, 2016.

Casino

Casino revenues consist of revenues from slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 5.2% to $54.6 million for the three months ended September 30, 2017, compared to $51.9 million for the three months ended September 30, 2016. Our slot revenues increased 6.8% and table revenues decreased 9.2%. Slot revenues increased due to a 7.0% increase in coin-in and a 0.1 percentage point increase in hold and table revenues decreased due to a 1.2% decrease in drop and a 1.9 percentage point increase in hold percentage compared to the three months ended September 30, 2016. For the three months ended September 30, 2017, slot machine revenues were 86.3% of casino revenues, and table game revenues were 10.8% of casino revenues, compared to 85.0% and 12.5% of casino revenues, respectively, for the three months ended September 30, 2016. Other casino revenues, consisting of race and sports book, poker, bingo and keno, increased 23.1% for the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Bingo revenues decreased 3.3% compared to the three months ended September 30, 2016, due to a 0.1 percentage point decrease in hold percentage and a 4.9% decrease in patrons. Race and sports book revenues increased 15.8% compared to the three months ended September 30, 2016 due to a 1.0 percentage point decrease in hold percentage and a 24.4% increase in handle. Poker revenues increased 6.8% compared to the three months ended September 30, 2016. Keno revenues increased 82.5% compared to the three months ended September 30, 2016 due to a 14.6 percentage point increase in hold percentage. Casino operating expenses increased 1.8% to $16.9 million for the three months ended September 30, 2017, compared to $16.6 million for the three months ended September 30, 2016. The increase was due primarily to higher slot participation expenses and revenue taxes. Our casino operating margin increased to 69.0% for the three months ended September 30, 2017, compared to 68.0% for the three months ended September 30, 2016.

Hotel

Hotel revenues increased 5.7% to $26.0 million for the three months ended September 30, 2017 from $24.6 million for the three months ended September 30, 2016. Average daily room rates increased for all properties except the Aquarius. Occupancy increased at the Aquarius and declined for the three remaining properties. Overall room occupancy increased to 78.9% for the three months ended September 30, 2017 compared to 78.3% for the three months ended September 30, 2016. Our hotel expenses increased 9.8% to $11.2 million for the three months ended September 30, 2017, compared to $10.2 million for the three months ended September 30, 2016 due primarily to higher labor costs and commissions and brokers fees. Our hotel operating margin decreased to 56.9% for the three months ended September 30, 2017 as compared to 58.5% for the three months ended September 30, 2016.

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Food & Beverage

Food and beverage revenues increased 6.7% to $22.4 million for the three months ended September 30, 2017, compared to $21.0 million for the three months ended September 30, 2016. Food and beverage revenues increased at all properties. Overall, food covers and beverage covers increased 2.8% and 0.5%, respectively, for the three months ended September 30, 2017, compared to the three months ended September 30, 2016. Average revenue per cover for the three months ended September 30, 2017 increased 3.9% compared to the three months ended September 30, 2016. Our food and beverage expenses increased 5.1% to $16.6 million for the three months ended September 30, 2017 compared to $15.8 million for the three months ended September 30, 2016 due to higher cost of goods and labor costs. Our food and beverage operating margin increased to 25.9% for the three months ended September 30, 2017 compared to 24.8% for the three months ended September 30, 2016.

Tower, Retail, Entertainment and Other

Tower, retail, entertainment and other revenues decreased 2.1% to $9.3 million for the three months ended September 30, 2017, compared to $9.5 million for the three months ended September 30, 2016. Tower revenues decreased 2.6% for the three months ended September 30, 2017, compared to the three months ended September 30, 2016. Tower guests decreased 17.8% and revenue per guest increased 25.0% for the three months ended September 30, 2017, compared to the three months ended September 30, 2016. Entertainment revenue decreased 48.7% for the three months ended September 30, 2017, compared to the three months ended September 30, 2016 due primarily to fewer performances. The final performance of the Pin Up show was on March 4, 2017. Retail revenue increased 2.1% for the three months ended September 30, 2017, compared to the three months ended September 30, 2016. Other operating revenues increased 4.6% for the three months ended September 30, 2017 compared to the three months ended September 30, 2016 due primarily to increased ATM commissions. Other operating expenses decreased 8.0% to $2.3 million for the three months ended September 30, 2017 compared to $2.5 million for the three months ended September 30, 2016 due primarily to decreased entertainer fees and labor costs.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 13.9% for the three months ended September 30, 2017 from 13.7% for the three months ended September 30, 2016. The increase in promotional allowances was due primarily to increased food, and room promotions.

Selling, General and Administrative

Selling, general and administrative expenses are primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses. These expenses increased 13.3% to $35.7 million, or 31.8% of gross revenues, for the three months ended September 30, 2017, compared to $31.5 million, or 29.4% of gross revenues for the three months ended September 30, 2016. Non-cash share-based compensation expenses were $2.4 million for the three months ended September 30, 2017 compared to $282,000 and for the three months ended September 30, 2016. During the three months ended September 30, 2017, loss on disposal of equipment, severance, utilities, sale related expenses, and repair and maintenance expenses increased by $669,000, $600,000, $330,000, $287,000 and $251,000, respectively, compared to the three months ended September 30, 2016. The increase in loss on disposal of assets was primarily due to the write-off of pool improvements at the Aquarius. These increases were partially offset as incentive compensation and guest loss and damage expenses decreased $450,000 and $354,000, respectively, compared to the three months ended September 30, 2016.

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Interest Expense

Interest expense decreased 35.3% to $2.2 million for the three months ended September 30, 2017, compared to $3.4 million for the three months ended September 30, 2016. The decrease was due primarily to a repricing of the 2015 Term Loans effective October 31, 2016, and voluntary principal payments on the 2015 Term Loans of $30.0 million on October 24, 2016, $40.0 million on April 28, 2017 and $10.0 million on May 30, 2017.

Nine months ended September 30, 2017 Compared to Nine months ended September 30, 2016

The following table sets forth the results of our operations for the periods indicated.

	Nine months ended September 30,
	2017	2016
	(in millions)
Income Statement Data:
Revenues:
Casino	$168.8	$159.9
Hotel	75.2	69.2
Food and beverage	65.9	62.0
Tower, retail, entertainment and other	26.2	26.1

Gross revenues	336.1	317.2
Less promotional allowances	23.4	21.4

Net revenues	312.7	295.8

Costs and expenses:
Casino	51.4	50.1
Hotel	31.4	29.0
Food and beverage	48.5	45.9
Other operating expenses	7.1	7.6
Selling, general and administrative	98.8	93.5
Depreciation and amortization	21.9	20.2

Total costs and expenses	259.1	246.3

Income from operations	$53.6	$49.5

EBITDA Reconciliation:
Net income	$45.3	$37.9
Interest expense	7.2	10.6
Depreciation and amortization	21.9	20.2

EBITDA	$74.4	$68.7

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Our consolidated gross revenues increased 6.0% to $336.1 million for the nine months ended September 30, 2017 from $317.2 million and for the nine months ended September 30, 2016. Our consolidated income from operations and EBITDA increased 8.3% and 8.3% to $53.6 million and $74.4 million for the nine months ended September 30, 2017 compared to $49.5 million and $68.7 million for the nine months ended September 30, 2016, respectively. The increase in our gross revenues and income from operations is due primarily to higher casino, hotel and food and beverage revenues caused by increased slot coin-in and hold for the casino, higher occupancy and average daily room rates for the hotel and higher average revenue per cover for food and beverage.

For the nine months ended September 30, 2017 and 2016, certain expenses had an impact on income from operations and EBITDA. For the nine months ended September 30, 2017 our Selling, General and Administrative expense included a $2.4 million non-cash expense for share-based compensation, compared to $841,000 for the nine months ended September 30, 2016. EBITDA for the nine months ended September 30, 2017 was negatively impacted by a non-cash $881,000 loss on debt redemption related to voluntary principal payments on the 2015 Term Loans of $40.0 million on April 28, 2017 and $10.0 million on May 30, 2017. In addition, we recognized $800,000 in expenses in relation to an employee pay related settlement (see Note 6). During the nine months ended September 30, 2016, EBITDA was negatively impacted by a non-cash $1.1 million loss on debt redemption related to the voluntary $35.0 million principal payment on the 2015 Term Loans on March 31, 2016.

The Company allocates corporate expenses to our four properties. Total corporate expenses were approximately $20.9 million for the nine months ended September 30, 2017, compared to $19.1 million for the nine months ended September 30, 2016. Corporate expenses included in Casino expenses were approximately $477,000 for the nine months ended September 30, 2017, compared to $473,000 for the nine months ended September 30, 2016. Corporate expenses included in Hotel expenses were approximately $1.9 million for both the nine months ended September 30, 2017 and 2016. Corporate expenses included in Other operating expenses were approximately $603,000 for the nine months ended September 30, 2017, compared to $596,000 for the nine months ended September 30, 2016. Corporate expenses included in Selling, general and administrative expenses were approximately $17.9 million for the nine months ended September 30, 2017, compared to $16.1 million for the nine months ended September 30, 2016.

Casino

Casino revenues consist of revenues from slot machines, table games, poker, race and sports book, bingo and keno. Casino revenues increased 5.6% to $168.8 million for the nine months ended September 30, 2017, compared to $159.9 million for the nine months ended September 30, 2016. Our slot revenues and table revenues increased 6.7% and decreased 2.2%, respectively. Slot revenues increased due to a 5.5% increase in coin-in and 0.1 percentage point increase in hold and table revenues decreased due to a 0.3% decrease in drop and a 0.4 percentage point decrease in hold compared to the nine months ended September 30, 2016. For the nine months ended September 30, 2017, slot machine revenues were 86.7% of casino revenues, and table game revenues were 10.7% of casino revenues, compared to 85.7% and 11.5% of casino revenues, respectively, for the nine months ended September 30, 2016. Other casino revenues, consisting of race and sports book, poker, bingo and keno, increased 2.3% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. Bingo revenues increased 2.1% due to a 0.1 percentage point increase in hold percentage. Race and sports book revenues increased 2.6% compared to the nine months ended September 30, 2016 due to a combination of a 0.6 percentage point decrease in hold percentage and a 7.9% increase in handle. Poker revenues decreased 5.1% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. Keno revenues increased 9.4% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 due to a 5.2 percentage point increase in hold and a 9.5% decrease in write. Casino operating expenses increased 2.6% to $51.4 million for the nine months ended September 30, 2017, compared to $50.1 million for the nine months ended September 30, 2016. The increase was due primarily to higher slot participation expenses, revenue taxes, and labor costs. Our casino operating margin increased to 69.5% for the nine months ended September 30, 2017, compared to 68.7% for the nine months ended September 30, 2016.

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Hotel

Hotel revenues increased 8.7% to $75.2 million for the nine months ended September 30, 2017 from $69.2 million for the nine months ended September 30, 2016. Average daily room rates increased for all properties except the Aquarius and occupancy increased for all properties except Arizona Charlie’s Decatur. Overall room occupancy increased to 77.7% for the nine months ended September 30, 2017 compared to 75.3% for the nine months ended September 30, 2016. Our hotel expenses increased 8.3% to $31.4 million for the nine months ended September 30, 2017, compared to $29.0 million for the nine months ended September 30, 2016 due to higher labor costs, commissions and brokers fees, supplies and cable and internet expenses. The increased costs were primarily related to the increase in occupancy. Due to the increase in occupancy and average daily room rates, our hotel operating margin increased to 58.2% for the nine months ended September 30, 2017 as compared to 58.1% for the nine months ended September 30, 2016.

Food & Beverage

Food and beverage revenues increased 6.3% to $65.9 million for the nine months ended September 30, 2017, compared to $62.0 million for the nine months ended September 30, 2016. Food and beverage revenues increased at all properties Overall, food covers and beverage covers increased 2.4% and 2.0%, respectively, for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. Average revenue per cover for the nine months ended September 30, 2017 increased 3.7% compared to the nine months ended September 30, 2016. Our food and beverage expenses increased 5.7% to $48.5 million for the nine months ended September 30, 2017 compared to $45.9 million for the nine months ended September 30, 2016 due to higher labor costs and cost of goods. Our food and beverage operating margin increased to 26.4% for the nine months ended September 30, 2017 as compared to 26.0% for the nine months ended September 30, 2016.

Tower, Retail, Entertainment and Other

Tower, retail, entertainment and other revenues increased 0.4% to $26.2 million for the nine months ended September 30, 2017, compared to $26.1 million for the nine months ended September 30, 2016. Tower revenues decreased 2.2% for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016. Tower guests decreased 19.1% and revenue per guest increased 29.1% compared to the nine months ended September 30, 2016. Entertainment revenue decreased 45.5% for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016 due primarily to fewer performances of the Pin Up show at the Stratosphere. The final performance of Pin Up was on March 4, 2017. Retail revenue increased 2.7% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. Other operating revenue increased 13.4% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 due to increased rental income and ATM commissions. Other operating expenses decreased 6.6% to $7.1 million for the nine months ended September 30, 2017 compared to $7.6 million for the nine months ended September 30, 2016. The decrease in other operating expenses was due primarily to lower entertainer fees and labor costs.

Promotional Allowances

Promotional allowances are comprised of the retail value of goods and services provided to casino patrons under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 13.9% for the nine months ended September 30, 2017 from 13.4% for the nine months ended September 30, 2016. The increase in promotional allowances was due primarily to increased food, room, beverage, and bingo promotions.

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Selling, General and Administrative

Selling, general and administrative expenses are primarily comprised of payroll, marketing, advertising, utilities and other administrative expenses. These expenses increased 5.7% to $98.8 million, or 29.4% of gross revenues, for the nine months ended September 30, 2017, compared to $93.5 million, or 29.5% of gross revenues for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, we recognized $800,000 in expenses in relation to an employee pay related settlement (see Note 6). Non-cash expense for share-based compensation was $2.4 million for the nine months ended September 30, 2017 compared to $841,000 for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, our settlement expense increased by $755,000; severance expenses increased by $643,000; loss on disposal of equipment increased by $642,000; repair and maintenance expenses increased by $507,000; our utilities increased by $355,000; sale related expenses increased by $287,000; legal fees increased by $253,000; and credit card fees increased by $274,000 compared to the nine months ended September 30, 2016. The increase in loss on disposal of assets was primarily due to the write-off of pool improvements at the Aquarius. These increased expenses were partially offset by a $1.2 million decrease in advertising and related expenses a $1.3 million decrease in incentive compensation, a $177,000 decrease in insurance expenses, and a $140,000 decrease in other tax and license expenses compared to the nine months ended September 30, 2016.

Interest Expense

Interest expense decreased 32.1% to $7.2 million for the nine months ended September 30, 2017, compared to $10.6 million for the nine months ended September 30, 2016. The decrease was due to a repricing of the 2015 Term Loans effective October 31, 2016, and voluntary principal payments on the 2015 Term Loans of $35.0 million on March 31, $30.0 million on October 24, 2016, $40.0 million on April 28, 2017 and $10.0 million on May 30, 2017.

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Financial Condition

Liquidity and Capital Resources

The following liquidity and capital resources discussion contains certain forward-looking statements with respect to our business, financial condition, results of operations, dispositions, acquisitions, renovation projects and our subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in our filings with the SEC. In addition, renovation projects entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods, unanticipated cost increases, and disruption to business. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. All forward-looking statements are based on our current expectations and projections about future events.

As of September 30, 2017 we had $62.3 million in cash and cash equivalents compared to $77.8 million on September 30, 2016. Net cash provided by operating activities was $72.8 million for the nine months ended September 30, 2017 compared to $62.9 million for the nine months ended September 30, 2016. The increase in cash flow from operations was driven primarily by increased net revenue.

During the nine months ended September 30, 2017, our total capital expenditures were $19.9 million (including approximately $690,000 in non-cash items), of which approximately $2.7 million was spent on slot machine replacements and conversions, $11.7 million on renovations to our rooms, public areas and food and beverage venues, $2.3 million on pool renovations at the Stratosphere and Aquarius, $900,000 on our information technology systems and $2.3 million on our facilities and operations. For the nine months ended September 30, 2016, our total capital expenditures were $19.8 million (including approximately $31,000 in non-cash items), of which approximately $3.0 million was spent on slot machine replacements and conversions, $3.4 million on renovations to our rooms, public areas and food and beverage venues, $6.5 million on pool renovations at the Stratosphere and Aquarius, $2.1 million on our information technology systems and $4.8 million on our facilities and operations.

Cash flows used in financing activities were $52.2 million for the nine months ended September 30, 2017 compared to $37.2 million for the nine months ended September 30, 2016. In respect of the 2015 Term Loans, we made voluntary principal payments of $40.0 million on April 28, 2017, and $10.0 million on May 30, 2017. On March 31, 2016, in respect of the 2015 Term Loans, we made a $35.0 million voluntary principal payment.

The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum. In the case of eurodollar loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans. The percentage of excess cash flow required to be prepaid is based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to at any time make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

On April 28, 2017 and May 30, 2017, we made voluntary principal payments of $40.0 million and $10.0 million, respectively, to the 2015 Term Loans.

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On October 24, 2016 we made a voluntary principal payment of $30.0 million to the 2015 Term Loans.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary risk exposure relates to interest rate risk.

The fair value of our debt is estimated based on the quoted market prices for the same or similar issues. The estimated fair value of the 2015 Term Loans was approximately $173.5 million as of September 30, 2017.

For the nine months ended September 30, 2017, we incurred approximately $7.2 million in interest expense. Interest on the 2015 Term Loans is variable and based on reserve-adjusted eurodollar rate plus a margin, with a floor rate of 1.00%. If the reserve-adjusted eurodollar rate increased by 1.00% above the floor rate, our annual interest costs would increase by approximately $1.8 million.

On July 7, 2015, we entered into a Credit and Guaranty Agreement in an aggregate principal amount of $310 million, consisting of $295 million of 2015 Term Loans, and a $15 million 2015 Revolving Facility. The proceeds of the 2015 Term Loans were used, together with cash on hand of approximately $17.4 million, to repay in full the Company’s existing debt under the 2013 Credit Agreements.

The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum. In the case of eurodollar loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. As of September 30, 2017, all outstanding 2015 Term Loans are eurodollar loans. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow. The Company was not required to make a principal payment based on excess cash flow for the year ended December 31, 2016. In addition, we are entitled to at any time make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

We do not invest in derivative financial instruments, interest rate swaps or other investments that alter interest rate exposure.

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Controls and Procedures

There were no changes in our internal control over financial reporting that occurred during the first nine months of 2017 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

It should be noted that any system of controls, however well designed and operated, can provide only reasonable and not absolute assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of certain events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

27

EXHIBIT A

Financial Statements and Report of Independent Certified Public Accountants

American Casino & Entertainment Properties LLC

December 31, 2016, 2015 and 2014

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Grant Thornton LLP
100 W. Liberty Street, Suite 770
Reno, NV 89501-1965

T 775.786.1520
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	F 775.786.7091
www.GrantThornton.com

Board of Directors and Members

American Casino & Entertainment Properties LLC

We have audited the accompanying consolidated financial statements of American Casino & Entertainment Properties LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, members’ equity, cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the financial statements

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Casino & Entertainment Properties LLC and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Supplementary information

The accompanying consolidating information as of December 31, 2016 and 2015 and for each of the years then ended is presented for purposes of additional analysis, rather than to present the financial position, results of operations, members’ equity and cash flows of the individual entities, and is not a required part of the consolidated financial statements. Such supplementary information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures. These additional procedures included comparing and reconciling the information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the consolidating information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Reno, Nevada

March 28, 2017

Grant Thornton LLP	3
U.S. member firm of Grant Thornton International Ltd

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$60,920	$71,763
Investments-restricted	152	189
Accounts receivable, net	5,965	5,205
Other current assets	13,136	13,022

Total Current Assets	80,173	90,179
Property and equipment, net	1,050,618	1,053,810
Intangible and other assets	15,616	15,637

Total Assets	$1,146,407	$1,159,626

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$5,533	$5,933
Accrued expenses	17,823	16,556
Accounts payable and accrued expenses - related party	12	8
Accrued payroll and related expenses	15,586	13,329
Current portion of long-term debt	2,950	2,950

Total Current Liabilities	41,904	38,776

Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	216,663	280,887
Long-term debt - related party	—	517
Capital lease obligations, less current portion	948	948

Total Long-Term Liabilities	217,611	282,352

Total Liabilities	259,515	321,128

Commitments and Contingencies
Members’ Equity:
Members’ Equity	886,892	838,498

Total Members’ Equity	886,892	838,498

Total Liabilities and Members’ Equity	$1,146,407	$1,159,626

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Revenues:
Casino	$212,150	$205,033	$199,279
Hotel	91,089	83,070	71,897
Food and beverage	82,607	78,606	73,548
Tower, retail, entertainment and other	34,253	34,378	33,464

Gross revenues	420,099	401,087	378,188
Less promotional allowances	29,038	28,020	27,057

Net revenues	391,061	373,067	351,131

Costs And Expenses:
Casino	66,693	64,386	64,141
Hotel	38,374	37,152	34,823
Food and beverage	60,653	58,129	55,490
Other operating expenses	10,110	10,833	11,526
Selling, general and administrative	125,366	123,993	122,569
Depreciation and amortization	27,205	29,086	29,257
(Gain) loss on disposal of assets	(89)	1,974	(26)

Total costs and expenses	328,312	325,553	317,780

Income From Operations	62,749	47,514	33,351

Other Expenses:
Loss on debt redemption	(1,945)	(14,679)	—
Interest expense	(13,507)	(19,862)	(25,773)
Interest expense - related party	(23)	(911)	(598)

Total other expense, net	(15,475)	(35,452)	(26,371)

Net Income	$47,274	$12,062	$6,980

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Cash Flows from Operating Activities:
Net income	$47,274	$12,062	$6,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,205	29,086	29,257
Amortization of debt issuance and debt discount costs	1,264	1,899	2,371
Loss on debt redemption	1,945	14,679	—
(Gain) loss on disposal of assets	(89)	1,974	(26)
Share-based compensation expense	1,120	1,213	4,022
Changes in operating assets and liabilities:
Accounts receivable, net	(760)	(778)	(474)
Other assets	(93)	(517)	(382)
Accounts payable and accrued expenses	3,931	4,301	(1,017)
Related party activity, net	4	7	8

Net Cash Provided By Operating Activities	81,801	63,926	40,739

Cash Flows from Investing Activities:
Decrease in investments – restricted	37	22	—
Acquisition of property and equipment	(24,873)	(19,524)	(13,336)
Proceeds from sale of property and equipment	142	108	49

Net Cash Used In Investing Activities	(24,694)	(19,394)	(13,287)

Cash Flows from Financing Activities:
Deferred financing costs	—	(9,998)	(3,124)
Payments on notes payable	(67,950)	(333,249)	(2,150)
Proceeds from issuance of long-term debt	—	293,525	—
Payments on capital lease obligation	—	—	(376)

Net Cash Used In Financing Activities	(67,950)	(49,722)	(5,650)

Net (decrease) increase in cash and cash equivalents	(10,843)	(5,190)	21,802
Cash and cash equivalents - beginning of period	71,763	76,953	55,151

Cash and Cash Equivalents - end of period	$60,920	$71,763	$76,953

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$12,251	$18,901	$23,998

Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$522	$1,329	$1,125

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(in thousands)

	Class A Equity	Class B Equity	Total Equity
Balance at December 31, 2013	$—	$814,221	$814,221
Net Income	—	6,980	6,980
Share-based compensation	—	4,022	4,022

Balance at December 31, 2014	—	825,223	825,223
Net Income	—	12,062	12,062
Share-based compensation	—	1,213	1,213

Balance at December 31, 2015	—	838,498	838,498
Net Income	—	47,274	47,274
Share-based compensation	—	1,120	1,120

Balance at December 31, 2016	$—	$886,892	$886,892

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

Note 1. Description of Business and Summary of Significant Accounting Policies

The Company

American Casino & Entertainment Properties LLC, or ACEP, was formed in Delaware on December 29, 2003. ACEP owns and operates the Stratosphere Casino Hotel & Tower, or the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas, Nevada, and the Aquarius Casino Resort, or the Aquarius, in Laughlin, Nevada.

On January 24, 2008, the Nevada Gaming Commission issued an order of registration of ACEP. The order (1) prohibits W2007/ACEP Managers Voteco, LLC, or Voteco, or its affiliates from selling, assigning, transferring, pledging or otherwise disposing of our membership interests or any other security convertible into or exchangeable for our Class A membership interests, or Class A Interests, or Class B membership interests, or Class B Interests, without the prior approval of the Nevada Gaming Commission, (2) prohibits the direct or indirect members of Voteco from selling, assigning, transferring, pledging or otherwise disposing of any direct or indirect membership interest in Voteco without the prior administrative approval of the Chairman of the Nevada State Gaming Control Board or his designee, and (3) prohibits ACEP from declaring cash dividends or distributions on any class of membership interest of ACEP beneficially owned in whole or in part by W2007/ACEP Holdings, LLC, or Holdings, an affiliate of Whitehall Street Real Estate Funds, or Whitehall, a series of real estate investment funds affiliated with Goldman, Sachs & Co., or Voteco, or their respective affiliates, without the prior approval of the Nevada Gaming Commission.

On February 20, 2008, ACEP, Voteco and Holdings entered into an Amended and Restated Limited Liability Company Agreement of ACEP, or the Amended Operating Agreement.

On February 20, 2008, each member of Voteco, Holdings and Voteco entered into a Transfer Restriction Agreement. The Transfer Restriction Agreements provides, among other things, that:

•	Holdings has the right to acquire our Class A Interests from Voteco on each occasion that Class B Interests held by Holdings would be transferred to a proposed purchaser who, in connection with such proposed sale, has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all findings, notices or declarations required to be made with, all gaming authorities under all applicable gaming laws,

•	A specific purchase price, as determined in accordance with the Transfer Restriction Agreement, will be paid to acquire the Class A Interests from Voteco, and

•	Voteco will not transfer ownership of Class A Interests owned by it except pursuant to such option of Holdings.

Pursuant to the Amended Operating Agreement, holders of Class A Interests are entitled to one vote per interest in all matters to be voted on by our voting members. Except as otherwise expressly required by law, holders of Class B Interests have no right to vote on any matters to be voted on by our members. Holders of Class A Interests and Class B Interests have no preemptive rights, no other rights to subscribe for additional interests, no conversion rights and no redemption rights, do not benefit from any sinking fund, and do not have any preferential rights upon a liquidation.

In June 2016, ACEP filed an application with the Nevada Gaming Control Board and the Nevada Gaming Commission and the application was approved under Nevada Gaming Commission Regulation 15C as a Private Investment Company effective July 28, 2016. As such ACEP was no longer required to be registered with the Securities and Exchange Commission as a public company. Therefore, as a Private Investment Company under Nevada Gaming Commission Regulation 15C, ACEP chose to deregister as a public company on August 30, 2016.

On July 7, 2015, ACEP, or the Company, and certain of its subsidiaries, or the Guarantors, entered into a Credit and Guaranty Agreement, or the Credit Agreement. Pursuant to the terms of the Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of $295 million of senior secured term loans, or the 2015 Term Loans, and a $15 million revolving credit facility, or the New Revolving Facility. The proceeds from the 2015 Term Loans were used to redeem the First Lien Term Loans and Second Lien Term Loans. (See note 7)

On July 3, 2013, ACEP and certain of its subsidiaries, or Guarantors, entered into a First Lien Credit and Guaranty Agreement, or First Lien Credit Agreement. Pursuant to the terms of the First Lien Credit Agreement, the First Lien Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $230 million, consisting of $215 million of senior secured term loans, or First Lien Term Loans, and $15 million of senior secured revolving credit facility, or Revolving Facility (the Revolving Facility together with the First Lien Term Loans, the “First Lien Facilities”).

On July 3, 2013, ACEP and the Guarantors entered into a Second Lien Credit and Guaranty Agreement, or Second Lien Credit Agreement. Pursuant to the terms of the Second Lien Credit Agreement, the Second Lien Lenders provided the Company with secured second lien term loans in the aggregate principal amount of $120 million, or the Second Lien Term Loans. The proceeds from the First Lien Term Loans and Second Lien Term Loans were used to purchase the outstanding 11% Senior Secured Notes that were tendered in connection with the Issuer’s previously announced tender offer and to redeem the remaining outstanding 11% Senior Secured Notes.

Principles of Consolidation

The consolidated financial statements include the accounts of ACEP and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. All statements are presented on a consolidated basis.

Revenue Recognition and Promotional Allowances

Casino revenue is recorded as the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. All other revenues are recognized as the goods or services are provided. Gross revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. Promotional allowances also include incentives for goods and services earned in our slot club and other gaming programs.

The Company collects taxes from customers at the point of sale on transactions subject to sales and other taxes. Revenues are recorded net of any taxes collected.

We also reward customers, through the use of loyalty programs, with Free Play and points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the Free Play and cash incentive amounts from casino revenue.

In accordance with industry practice, the retail value of rooms, food and beverage, and other services furnished to the Company’s guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated retail value of such promotional allowances is included in operating revenues as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Food and Beverage	$20,313	$20,167	$19,113
Rooms	6,730	6,201	6,323
Other	1,995	1,652	1,621

Total	$29,038	$28,020	$27,057

The estimated costs of providing complimentaries, included as casino expenses, are as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Food and Beverage	$8,497	$7,973	$7,667
Rooms	12	20	21
Other	36	32	23

Total	$8,545	$8,025	$7,711

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and in banks, interest-bearing deposits, money market funds and debt instruments purchased with an original maturity of 90 days or less.

Inventories

Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the first-in, first-out and the weighted average methods.

Accounts Receivable

Receivables consist primarily of gaming, hotel and other receivables, net of allowance for doubtful accounts. Receivables are non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. An estimated allowance is maintained to reduce the Company’s receivables to their expected net realizable value. The allowance is estimated based on specific reviews of customer accounts as well as historical collection experience and current economic and business conditions. Recoveries of accounts previously written off are recorded when received.

Investments Restricted

Investments-restricted consist primarily of funds pledged for Nevada sales and use tax and workers’ compensation benefits. These investments are certificates of deposit and approximate their fair value.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash equivalents consist of interest-bearing deposits, money market funds and debt instruments in financial institutions. Cash and cash equivalents are in excess of Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment purchased are stated at cost. Assets held under capital leases are stated at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease. Expenditures for additions, renewals and improvements are capitalized and depreciated over their useful lives. Costs of repairs and maintenance are expensed when incurred. Leasehold acquisition costs are amortized over the shorter of their estimated useful lives or the term of the respective leases once the assets are placed in service.

Depreciation and amortization of property and equipment are computed using the straight-line method over the following useful lives:

Buildings and improvements	36-39 years
Furniture, fixtures and equipment	3-15 years
Land improvements	15 years

The Company capitalizes interest incurred on debt during the course of qualifying construction projects. Such costs are added to the asset base and amortized over the related assets’ estimated useful lives. For the years ended December 31, 2016, 2015 and 2014, we capitalized interest of $251,000, $45,000 and $61,000, respectively.

Unamortized Debt Issue Costs

Debt issuance and debt discount costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. For the years ended December 31, 2016, 2015 and 2014, amortization of debt issue costs and debt discount totaled $1.3 million, $1.9 million and $2.4 million, respectively, and are included in interest expense on the accompanying consolidated statements of operations.

Slot Club Liability

We offer a program, named ace|PLAY, whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, free play, lodging, food and beverages, and merchandise. Participant points expire after thirteen months of no activity. A liability is recorded for the estimate of unredeemed points based upon redemption history at our casinos. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability. Slot club liability is included in accrued expenses on the consolidated balance sheets.

Sales, Advertising and Promotion

Sales, advertising and promotion costs are expensed as incurred and were approximately $11.2 million, $11.3 million and $10.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

Our taxable income or loss is included in Holdings’ partnership tax return (Holdings is a limited liability company and treated as a partnership for tax purposes). As a limited liability company, Holdings’ taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, we are not a taxable entity for federal or state income tax purposes and the tax on our income is borne by our members. Hence, no provision or liability for income taxes has been included in the financial statements. Earnings and losses are included in the income tax returns of the members of Holdings and taxed depending on their tax strategies. The Company had no uncertain tax positions at December 31, 2016 and 2015.

Holdings’ members are responsible for income taxes on their allocated share of taxable income which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities. The net tax basis of Holdings’ assets and liabilities exceeded the reported amounts by $67.2 million, $58.5 million and $52.3 million at December 31, 2016, 2015 and 2014, respectively. Holdings files tax returns in the United States and is subject to income tax examinations for the years beginning with 2013.

Intangible Assets and Long-Lived Assets

Our indefinite-lived intangible assets consist of trade names. Acquired assets are recorded at fair value on the date of acquisition. Finite-lived intangible assets are amortized over the estimated period to be benefited. Indefinite-lived intangible assets are not amortized, but are reviewed annually for impairment, during the fourth quarter.

We account for indefinite-lived intangible assets in accordance with applicable guidance. For indefinite-lived intangible assets, we perform an annual impairment test of these assets in the fourth quarter of each year and between annual dates in certain circumstances. For assets to be disposed of we recognize the asset at the lower of carrying value or fair market value, less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For long-lived assets to be held and used, we review for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting property discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples. If an asset is under development, future cash flows include remaining construction costs. All recognized impairment charges are recorded as operating expenses.

Management must make various assumptions and estimates in performing its impairment testing. For instance, management must first determine the usage of the asset. To the extent management decides that an asset will be sold or abandoned, it is more likely that impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist, which means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future revenue and cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of revenue and cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

Self-Insurance

We retain the obligation for certain losses related to customers’ claims of personal injuries incurred while on our properties, for the first $100,000 per claim. Effective February 20, 2014, we retain the obligation for losses related to Worker’s Compensation claims for the first $350,000 per incident. We accrue for outstanding reported claims, claims that have been incurred but not reported and projected claims based upon management’s estimates of the aggregate liability for uninsured claims using historical experience, and adjusting company’s estimates and the estimated trends in claim values. Although management believes it has the ability to adequately project and record estimated claim payments, it is possible that actual results could differ significantly from the recorded liabilities.

Fair Value of Financial Instruments

The Company determines fair value based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting Standards Topic 820, Fair Value Measurement, provides three levels within the fair value hierarchy that may be used to report fair value: Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities: Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly: and Level 3: Unobservable inputs that are developed using the best available information about the assumptions that market participants would use. The carrying value of our cash and cash equivalents, receivables and accounts payable approximates fair value primarily because of the short maturities of these instruments. We use Level 2 inputs for the disclosures of valuation of our long-term debt.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company’s chief operating decision-maker is its chief executive officer (“CEO”), who is supported by the Company’s executive management team and board of directors. The Company’s CEO has the primary decision-making responsibilities over all of the Company’s operating and strategic decisions. The Company owns and operates four casino properties in one market. The Company views each property as an operating segment and all such operating segments have been aggregated into one reporting segment.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes its estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue arising from contracts with customers is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. This update provides clarification on two topics contained in ASU No. 2014-09—identifying performance obligations and the licensing implementation guidance. The effective date for the amendments in this update is the same as ASU No. 2014-09. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In July 2015, FASB issued ASU No. 2015-11, Inventory. This amendment requires that inventory be measured at the lower of cost or net realizable value. This amendment applies to inventory measured using first-in, first-out or average cost methods but does not apply to inventory measured using last-in, first-out or the retail inventory method. The amendments in the update will be effective for fiscal years beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an interim or annual reporting period. We do not expect the adoption to have a material impact on our financial results.

In February 2016, FASB issued ASU No. 2016-02, Leases. This amendment amends current guidance by requiring that lessees recognize a lease liability and a right-of-use asset (initially measured at the present value of the lease payments) on their balance sheets for operating leases. The accounting for lessors remains largely unchanged from prior guidance. This amendment will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period using a modified retrospective approach. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This amendment provides definitive guidance on the treatment of eight specific cash flow issues. The issues include: 1) Debt prepayment or debt extinguishment costs; 2) Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) Contingent consideration payments made after a business combination; 4) Proceeds from the settlement of insurance claims; 5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) Distributions received from equity method investees; 7) Beneficial interests in securitization transactions; and 8) Separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other. This amendment eliminates Step 2 of the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this amendment, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendments in this update will be effective for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This amendment is not expected to have an impact on our consolidated financial statements.

Note 2. Accounts Receivable

Accounts receivable consists of the following:

	December 31,
	2016	2015
	(in thousands)
Hotel and related	$2,113	$2,540
Gaming	571	594
Other	3,351	2,179

	6,035	5,313
Less allowance for doubtful accounts	(70)	(108)

	$5,965	$5,205

The Company recorded bad debt expense and allowance for doubtful accounts for the years ended December 31, 2016, 2015 and 2014 as follows:

	Years ended December 31,
	2016	2015	2014
		(in thousands)
Balance at beginning of period	$108	$97	$141
Bad debt expense	74	116	41
Deductions and write-offs	(112)	(105)	(85)

Balance at end of period	$70	$108	$97

Note 3. Other Current Assets

Other current assets consist of the following:

	December 31,
	2016	2015
	(in thousands)
Inventories	$3,073	$3,114
Prepaid expenses	9,559	9,066
Other	504	842

	$13,136	$13,022

Note 4. Property and Equipment, Net

Property and equipment consist of the following:

	December 31,
	2016	2015
	(in thousands)
Land and improvements	$724,376	$724,376
Buildings and improvements	443,159	430,091
Furniture, fixtures and equipment	135,526	143,412
Construction in progress	5,954	7,338

	1,309,015	1,305,217
Less accumulated depreciation and amortization	(258,397)	(251,407)

	$1,050,618	$1,053,810

Assets recorded under capital leases were approximately $3.0 million at both December 31, 2016 and 2015. Such assets include buildings of approximately $600,000 and equipment of approximately $2.4 million at both December 31, 2016 and December 31, 2015. Accumulated depreciation and amortization at December 31, 2016 and 2015 includes amounts recorded for capital leases of $2.6 million.

Note 5. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2016	2015
	(in thousands)
Accrued liabilities	$5,701	$6,437
Accrued taxes	2,955	2,605
Accrued gaming liabilities	2,971	2,740
Other	6,196	4,774

	$17,823	$16,556

Note 6. Leases

For the years ended December 31, 2016, 2015 and 2014, we recorded rental revenue of $7.0 million, $5.9 million and $5.3 million, respectively.

The future minimum lease payments to be received under non-cancelable operating leases for years subsequent to December 31, 2016 are as follows:

Years ending December 31,	(in thousands)
2017	$3,556
2018	1,834
2019	1,606
2020	1,550
2021	725
Thereafter	33

Total	$9,304

The above minimum rental income does not include contingent rental income or common area maintenance costs contained within certain retail operating leases.

The Company, as a lessee, had operating lease expenses for the years ended December 31, 2016, 2015 and 2014 of $37,000, $41,000 and $47,000, respectively.

Future minimum rental payments with respect to non-cancelable operating leases with terms in excess of one year consist of the following at December 31, 2016:

Years ending December 31,	(in thousands)
2017	$24
2018	19
2019	5

Total	$48

Future minimum lease payments under capital leases with initial or remaining terms of one year or more consist of the following at December 31, 2016:

Years ending December 31,	(in thousands)
2017	$85
2018	85
2019	85
2020	85
2021	85
Thereafter	6,391

Total minimum lease payments	6,816
Less: amount representing interest of 10%	(5,868)
Present value of net minimum lease payments	948
Less: current portion	—

Long-term capital lease obligation	$948

Note 7. Debt

Long-term debt and capital lease obligations consist of the following:

	As of December 31,
	2016	2015
	(In thousands)
2015 Term Loans due July 7, 2022, interest at a 3.25% margin above LIBOR, with a 1.00% LIBOR floor	$225,575	$293,525
2015 Revolving Facility	—	—
First Lien Term Loans due July 3, 2019	—	—
Second Lien Term Loans due January 3, 2020	—	—
First Lien Revolving Credit Facility due July 3, 2018	—	—
Unamortized discount and debt issuance costs	(5,962)	(9,171)
Capital lease obligations	948	948

Total long-term debt and capital lease obligations	220,561	285,302
Current portion of long-term debt and capital lease obligations	(2,950)	(2,950)

Total long-term debt and capital lease obligations, net	$217,611	$282,352

2015 Term Loans and Revolving Facility

On July 7, 2015, the Company and certain of its subsidiaries, or the Guarantors, entered into the 2015 Credit Agreement, with the Lenders party thereto from time to time, DBNY, as administrative agent and collateral agent, Goldman Sachs LP, and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents, and DBSI as documentation agent. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents for the First Lien Facilities. Pursuant to the terms of the 2015 Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of the $295 million of 2015 Term Loans, and the $15 million 2015 Revolving Facility. The maturity date of the 2015 Term Loans is the earlier to occur of (i) July 7, 2022 and (ii) the acceleration of the Term Loans, and the maturity date of the 2015 Revolving Facility is the earlier to occur of (i) July 7, 2020 and (ii) the acceleration of the 2015 Revolving Facility. The proceeds of the 2015 Term Loans were used, together with cash on hand, to repay in full the Company’s existing debt under the 2013 Credit Agreements. The Company also recognized a $14.7 million loss on debt redemption which consisted of an $11.1 million write off of unamortized debt issuance costs and discounts, and a $3.6 million prepayment penalty.

The 2015 Term Loans bear interest either at a base rate plus 2.75% per annum or at the reserve-adjusted eurodollar rate plus 3.75% per annum. In the case of eurodollar rate loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. As of December 31, 2015, all outstanding 2015 Term Loans are eurodollar loans. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow. For the fiscal year ending December 31, 2015, the Company may be required to make a principal payment equal to 50% of excess cash flow for the period of August 1, 2015 through December 31, 2015, and for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans, the percentage of excess cash flow required to be prepaid will vary based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to, at any time, make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum.

On March 31, 2016 and October 24, 2016 we made voluntary principal payments of $35.0 million and $30.0 million, respectively, to the 2015 Term Loans. We recognized a loss on debt redemption of approximately $1.9 million in connection with these principal payments.

The 2015 Revolving Facilities bear interest at a base rate plus an applicable margin that is 1.25%, 1.75% or 2.25% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 2.25%, 2.75% or 3.25% per annum (depending on the Company’s First Lien Net Leverage Ratio). In the case of eurodollar rate revolving facilities, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. We will also pay a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage is either 0.250% or 0.375% per annum (depending on the Company’s First Lien Net Leverage Ratio). We may at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We may at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

As of December 31, 2016 and 2015 there were no borrowings outstanding under the 2015 Revolving Facility.

The Credit Agreement includes a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) a springing financial maintenance covenant; and (iii) restrictions on distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business. As of December 31, 2016 we were in compliance with the covenants of the Credit Agreement.

First Lien Facilities

On July 3, 2013, the Company and certain of its subsidiaries, or the Guarantors, entered into the First Lien Credit Agreement, with the lenders party thereto from time to time, DBNY, as administrative agent, collateral agent and documentation agent, and Goldman Sachs, and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents for the First Lien Facilities. Pursuant to the terms of the First Lien Credit Agreement, the lenders party thereto provided the Company with senior secured loan facilities in an aggregate principal amount of $230 million, consisting of $215 million of First Lien Term Loans, and a $15 million Revolving Facility.

The maturity date of the First Lien Term Loans was the earliest to occur of (i) July 3, 2019 and (ii) the acceleration of the First Lien Term Loans. The First Lien Term Loans bore interest either at a base rate plus 3.75% per annum or at the reserve-adjusted Eurodollar rate plus 4.75% per annum. Interest was computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable in one month, two month or three month periods or any other period acceptable to the administrative agent. We were entitled to at the expiration of any interest period convert all or a portion of the First Lien Term Loans to base rate loans. The First Lien Term Loans were subject to scheduled principal payments on the last day of each calendar quarter on and after September 30, 2013 in an amount equal to 0.25% of the original principal balance. The First Lien Term Loans were also subject to annual principal payments equal to a percentage of excess cash flow earned during a calendar year. For the fiscal year ended December 31, 2013, the company was required to make a principal payment equal to 75% of excess cash flow for the period of August 1, 2013 through December 31, 2013, and for all fiscal years ending on and after December 31, 2014 through the maturity date of the First Lien Term Loans, the percentage of excess cash flow varied based on the ratio of total indebtedness to trailing four quarter adjusted EBITDA. For the fiscal year ended December 31, 2014 we were required to make a principal payment equal to 50% of excess cash flow. The amount due related to excess cash flow was approximately $9.4 million and was paid on March 31, 2015. In addition, we were entitled to at any time make voluntary principal prepayments to the First Lien Term Loans in amounts of $1 million or greater.

On February 24, 2014, we entered into an amendment of the First Lien Credit Agreement. Among other changes, the Amendment reduced the interest rates on the Term Loans by 125 basis points per annum. Interest accrued, at our election, (i) at the adjusted eurodollar rate plus 3.50% per annum or (ii) at the Base Rate plus 2.50% per annum. Additionally, the minimum adjusted eurodollar rate was reduced by 25 basis points from 1.25% per annum to 1.00% per annum.

The maturity date of the Revolving Facility was the earliest to occur of (i) July 3, 2018 and (ii) the acceleration of the Revolving Facilities. The Revolving Facilities bore interest at a base rate plus an applicable margin that is 2.75%, 3.25% or 3.75% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 3.75%, 4.25% or 4.75% per annum (depending on the Company’s First Lien Leverage Ratio). We also paid a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage was either 0.375% or 0.500% per annum (depending on the Company’s First Lien Leverage Ratio). Interest and commitment fees were computed on the basis of a 360-day year and the actual number of days between interest periods with interest and commitment fees payable in one month, two month or three month periods or any other period acceptable to the administrative agent. We were entitled to, at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We were entitled to at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

Second Lien Term Loans

On July 3, 2013, the Company and the Guarantors entered into the Second Lien Credit and Guaranty Agreement, or Second Lien Credit Agreement, together with the First Lien Credit Agreement, the 2013 Credit Agreements, with the lenders party thereto from time to time, DBNY, as administrative agent, collateral agent and documentation agent, and Goldman Sachs and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents. The Guarantors provided collateral of all of the real personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents as security for the obligations. Pursuant to the terms of the Second Lien Credit Agreement, the lenders party thereto provided the Company with secured second lien term loans in the aggregate principal amount of $120 million, the Second Lien Term Loans. The maturity date of the Second Lien Term Loans was the earliest to occur of (i) January 3, 2020 and (ii) the acceleration of the Second Lien Term Loans. The Second Lien Term Loans bore interest either at a base rate plus 9.00% per annum or at the reserve-adjusted Eurodollar rate plus 10.00% per annum. Interest was computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable in either one month, two month or three month periods or any other period acceptable to the administrative agent. As of December 31, 2014, all Second Lien Term Loans were Eurodollar rate loans. We were entitled to, at the expiration of any interest period convert all or a portion of the Second Lien Term Loans to base rate loans.

Both of the 2013 Credit Agreements included a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) leverage and financial maintenance covenants; and (iii) restrictions on capital expenditures, distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business.

Maturities for the 2015 Term Loans outstanding as of December 31, 2016 are as follows:

Years ending December 31,	(in thousands)
2017	$2,950
2018	2,950
2019	2,950
2020	2,950
2021	2,950
Thereafter	210,825

Total	$225,575

The estimated fair value of the 2015 Term Loan was approximately $227.0 million as of December 31, 2016.

Note 8. Related Party Transactions

For the year ended December 31, 2016, we paid Goldman Sachs approximately $424,000 in underwriting and related fees on our debt compared to $2.5 million and $674,000 for the years ended December 31, 2015 and 2014, respectively. We also paid Goldman Sachs approximately $23,000 in interest for the year ended December 31, 2016 compared to $911,000 and $598,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, Goldman Sachs owned approximately $0 and $517,000, respectively, of the 2015 Term Loans and committed to provide up to $7.5 million of the 2015 Revolving Facility. As of December 31, 2016 and December 31, 2015, there was no accrued interest due to Goldman Sachs.

The Realty Management Division of Goldman Sachs, or Goldman Sachs RMD, provides various services to us such as environmental services and insurance brokerage. We expensed fees of approximately $410,000 for the year ended December 31, 2016 compared to $412,000 and $394,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed Goldman Sachs RMD $0. As of December 31, 2016 and December 31, 2015, Goldman Sachs RMD owed us approximately $0.

On February 24, 2015, we entered into an agreement with Travel Tripper LLC, or TTL, to utilize their technology for online hotel reservations. TTL is owned by an affiliate of Highgate Hotels, L.P., or Highgate (23)% and an employee of Highgate (40)%. Highgate owns a less than 5% membership interest in Holdings. We expensed fees of approximately $197,000 for the year ended December 31, 2016 compared to $30,000 and $0 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed TTL approximately $11,000 and $1,000, respectively.

On October 3, 2008, we entered into a participation agreement with Nor1, Inc., or Nor1, to utilize their technology to help sell perishable suite and room inventories. Nor1 gives the guest who books on-line the opportunity to book a non-guaranteed suite or upgraded rooms at a discounted rate if such is available at check-in. If the suite or upgraded room is awarded, Nor1 is paid 25% of the upgrade fee. Goldman Sachs owns less than 5% of Nor1. We expensed fees of approximately $20,000 for the year ended December 31, 2016 compared to $15,000 and $21,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2016, we owed Nor1 approximately $1,000 and $7,000, respectively.

If a proposed transaction appears to or does involve a related person, the transaction is presented to our management for review. If management is unable to determine if a transaction is with a related party it will be presented to our audit committee for review. The audit committee is authorized to retain and pay such independent advisors as it deems necessary to properly evaluate the proposed transaction, including, without limitation, outside legal counsel and financial advisors to determine the fair value of the transaction.

Note 9. Intangible Assets

Pursuant to authoritative guidance, indefinite-lived intangible assets are subject to an annual assessment for impairment during the fourth quarter, or more frequently if there are indications of possible impairment, by applying a fair-value-based test.

Our indefinite-lived acquired intangible assets include trade names. Our finite-lived acquired intangible assets included our player loyalty plan and a non-compete agreement and were fully amortized as of December 2016 and 2015. Acquired indefinite-lived intangible assets are recorded at fair value on the date of acquisition and finite-lived assets are recorded at cost and amortized over the estimated period to be benefited.

As of December 31, 2016 and 2015, we had the following intangible assets.

	(In thousands)
	December 31, 2016	December 31, 2015
Trade Names	$15,507	$15,507

We perform an annual impairment test of indefinite-lived intangible assets in the fourth quarter of each year and whenever a triggering event occurs which causes us to perform an impairment test. We completed our 2016, 2015 and 2014 annual impairment test of indefinite-lived intangible assets. None of our indefinite-lived intangible assets were determined to be impaired based on these analyses. The fair value of the trade names was determined using the relief-from-royalty method.

Note 10. Employee Benefit Plans

As of December 31, 2016 approximately 40% of the Company’s employees are members of various unions and covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of $10.3 million, $9.9 million and $9.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company has no obligation for funding the plans beyond payments made based upon hours worked. The risks of participating in multiemployer pension plans are different from single-employer plans in the following aspects:

a) Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

b) If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers;

c) If an entity chooses to stop participating in some of its multiemployer plans, the entity may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company considers the following multiemployer pension plans to be significant:

Multiemployer Pension Plans	EIN/Plan Number	Pension Protection Zone Status1		FIR/RP Status Pending/ Implemented	Surcharge Imposed	Expiration Date of Collective- Bargaining Agreement
		2015	2014
Central Pension Fund of the IUOE and Participating Employers	36-6052390-001	Green	Green	No	No	10/14/2014 and 3/31/2016
Southern Nevada Culinary and Bartenders Pension Plan	88-6016617-001	Green	Green	No	No	5/31/2018

1)	The Pension Protection Act of 2006 requires plans that are certified as endangered (yellow) or critical (red) to develop and implement a funding improvement plan.

For the years ended December 31, 2016, 2015 and 2014, our contributions to multiemployer pension and benefit plans were as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Multiemployer Pension Plans
Central Pension Fund of the IUOE and Participating Employers	$758	$723	$769
Southern Nevada Culinary and Bartenders Pension Plan	1,766	1,677	1,521
All Other Pension Plans	183	176	179

	$2,707	$2,576	$2,469

Multiemployer Benefit Plans Other Than Pensions
HEREIU Welfare Fund	$7,393	$7,313	$7,356
All other benefit plans other than pensions	6	6	2

	$7,399	$7,319	$7,358

For the 2015 plan year, the latest period for which plan data is available, contributions by the Company were less than 5% of total contributions for all multiemployer pension and benefit plans to which the Company contributes.

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan allows employees to defer, within prescribed limits, up to 75% of their income on a pre-tax basis through contributions to the plan.

Note 11. Share-Based Compensation

The company accounts for share-based compensation under ASC 718, Compensation-Stock Compensation. We recognized share-based compensation expense for the years ended December 31, 2016, 2015 and 2014 of approximately $1.1 million, $1.2 million, and $4.0 million, respectively. These amounts are included in selling, general and administrative expenses in our consolidated statements of operations.

There are 16,500,000 stock options and 2,500,000 restricted stock units, or RSUs, available for issuance under the W2007/ACEP Holdings, LLC 2013 Management Incentive Plan, or 2013 Plan, that was approved on March 26, 2014. On March 26, 2014, our Board of Directors approved the grant of 2,500,000 RSUs under the 2013 Plan to executive officers and certain key employees, effective April 1, 2014. RSUs only vest upon a qualifying event (generally an initial public offering, the sale or disposition of Holdings’ membership interests in the Company, or sale or other disposition of Holdings). Additionally on March 26, 2014, our Board of Directors approved the grant of 13,035,000 stock options to be measured and valued over the next three years in accordance with ASC 718, effective April 1, 2014. In 2016, the Company measured and expensed 3,258,750 stock options granted under the 2013 Plan that have already vested. In 2015, the Company measured and expensed 3,258,750 stock options granted under the 2013 Plan that have already vested. In 2014, the Company measured and expensed 6,517,500 stock options granted under the 2013 Plan that have already vested. The stock options expire 10 years from the grant date.

A summary of stock option activity for the years ended December 31, 2016 and 2015 is as follows:

	Options	Range of Exercise Prices	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	fair market value
Outstanding at December 31, 2013	—	$—	$—	—	$—
Granted	13,035,000	1.00	1.00	9.25	10,949,400
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—

Outstanding at December 31, 2014	13,035,000	1.00	1.00	9.25	10,949,400
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—

Outstanding at December 31, 2015	13,035,000	1.00	1.00	8.25	—
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—

Outstanding at December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400

Vested December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400
Exercisable at December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400

The fair value of each stock option granted under the 2013 Plan is estimated on the date of the grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

	2016	2015	2014
Assumptions:
Expected term (years)	2.5	3.5	4.5 - 5.5
Risk-free interest rate	1.17%	1.73%	1.74% - 1.93%
Expected volatility	50%	60%	81%
Dividend yield	N/A	N/A	N/A

The weighted average fair value of options granted during 2016, 2015, and 2014 was $0.34, $0.37 and $0.62, respectively.

A summary of RSU activity for the years ended December 31, 2016, and 2015 is as follows:

	RSUs	Grant Date Fair Value per RSU
Outstanding at December 31, 2013	—	$—
Granted	2,500,000	0.96
Exercised	—	—
Cancelled	—	—
Vested	—	—

Outstanding at December 31, 2014	2,500,000	0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	—	—

Outstanding at December 31, 2015	2,500,000	0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	—	—

Outstanding at December 31, 2016	2,500,000	$0.96

As of December 31, 2016 there was $2.4 million of total unrecognized compensation cost related to all unvested RSUs. As of December 31, 2016 no RSUs vested as the shares only vest upon the occurrence of a qualifying event. Compensation costs will be recognized when a qualifying event becomes probable.

Note 12. Commitments & Contingencies

Legal Proceedings

We are, from time to time, parties to various legal proceedings arising out of our businesses. We believe, however, that there are no proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our business financial conditions, results of operations or liquidity.

Note 13. Selected Quarterly Financial Information (Unaudited)

	Year ended December 31, 2016
	First	Second	Third	Fourth	Total
	(In thousands)
Net Revenues	$98,015	$97,945	$99,869	$95,232	$391,061
Income from operations	17,398	15,686	16,457	13,208	62,749
Net income	$12,510	$12,338	$13,077	$9,349	$47,274

	Year ended December 31, 2015
	First	Second	Third	Fourth	Total
	(In thousands)
Net Revenues	$94,370	$95,728	$93,664	$89,305	$373,067
Income from operations	14,414	14,652	11,094	7,354	47,514
Net loss	$7,982	$7,435	$(6,700)	$3,345	$12,062

Note 14. Subsequent Events

The Company evaluated its financial statements for subsequent events through March 28, 2017, the date these financial statements were available to be issued. There were no subsequent events that required recognition or disclosure in these financial statements.

SUPPLEMENTARY CONSOLIDATING INFORMATION

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2016

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$6,372	$5,494	$3,610	$9,576	$—	$35	$35,833	$—	$60,920
Investments-restricted	—	—	11	—	—	—	141	—	152
Accounts receivable, net	3,609	541	490	1,310	—	13	2	—	5,965
Related party receivables	(33,362)	(1,644)	(29,496)	(1,699)	(47)	(2,378)	68,626	—	—
Other current assets	4,289	1,872	942	2,882	1	2	3,148	—	13,136

Total Current Assets	(19,092)	6,263	(24,443)	12,069	(46)	(2,328)	107,750	—	80,173
Property and equipment, net	614,610	214,097	110,438	111,473	—	—	—	—	1,050,618
Investment in subsidiaries	—	133,947	53,226	148,534	—	—	1,001,985	(1,337,692)	—
Intangible and other assets	11,228	2,553	1,766	69	—	—	—	—	15,616

Total Assets	$606,746	$356,860	$140,987	$272,145	$(46)	$(2,328)	$1,109,735	$(1,337,692)	$1,146,407

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$2,669	$712	$391	$1,351	$—	$—	$410	$—	$5,533
Accrued expenses	8,360	2,181	1,620	5,292	—	—	370	—	17,823
Accounts payable and accrued expenses -related party	7	1	—	4	—	—	—	—	12
Accrued payroll and related expenses	7,876	1,666	1,082	2,512	—	—	2,450	—	15,586
Current portion of long-term debt	—	—	—	—	—	—	2,950	—	2,950

Total Current Liabilities	18,912	4,560	3,093	9,159	—	—	6,180	—	41,904

Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	—	—	—	—	—	—	216,663	—	216,663
Long-term debt - related party	—	—	—	—	—	—	—	—	—
Capital lease obligations, less current portion	—	948	—	—	—	—	—	—	948

Total Long-Term Liabilities	—	948	—	—	—	—	216,663	—	217,611

Total Liabilities	18,912	5,508	3,093	9,159	—	—	222,843	—	259,515

Commitments and Contingencies
Members’ Equity:
Members’ Equity (Deficit)	587,834	351,352	137,894	262,986	(46)	(2,328)	886,892	(1,337,692)	886,892

Total Members’ Equity (Deficit)	587,834	351,352	137,894	262,986	(46)	(2,328)	886,892	(1,337,692)	886,892

Total Liabilities and Members’ Equity	$606,746	$356,860	$140,987	$272,145	$(46)	$(2,328)	$1,109,735	$(1,337,692)	$1,146,407

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2015

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$5,822	$5,708	$3,169	$9,435	$—	$—	$47,629	$—	$71,763
Investments-restricted	—	—	11	—	—	—	178	—	189
Accounts receivable, net	3,482	433	352	935	—	—	3	—	5,205
Related party receivables	(60,028)	42,985	(36,283)	(33,650)	(47)	(1,988)	89,011	—	—
Other current assets	4,527	1,837	929	2,868	1	5	2,855	—	13,022

Total Current Assets	(46,197)	50,963	(31,822)	(20,412)	(46)	(1,983)	139,676	—	90,179
Property and equipment, net	618,526	214,253	109,783	111,248	—	—	—	—	1,053,810
Investment in subsidiaries	—	91,849	49,083	144,888	—	—	985,710	(1,271,530)	—
Intangible and other assets	11,270	2,559	1,770	38	—	—	—	—	15,637

Total Assets	$583,599	$359,624	$128,814	$235,762	$(46)	$(1,983)	$1,125,386	$(1,271,530)	$1,159,626

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$3,452	$787	$391	$1,175	$—	$—	$128	$—	$5,933
Accrued expenses	8,044	2,154	1,291	4,631	—	—	436	—	16,556
Accounts payable and accrued expenses -related party	5	—	—	3	—	—	—	—	8
Accrued payroll and related expenses	6,299	1,576	1,118	2,366	—	—	1,970	—	13,329
Current portion of long-term debt	—	—	—	—	—	—	2,950	—	2,950

Total Current Liabilities	17,800	4,517	2,800	8,175	—	—	5,484	—	38,776

Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	—	—	—	—	—	—	280,887	—	280,887
Long-term debt - related party	—	—	—	—	—	—	517	—	517
Capital lease obligations, less current portion	—	948	—	—	—	—	—	—	948

Total Long-Term Liabilities	—	948	—	—	—	—	281,404	—	282,352

Total Liabilities	17,800	5,465	2,800	8,175	—	—	286,888	—	321,128

Commitments and Contingencies
Members’ Equity:
Members’ Equity (Deficit)	565,799	354,159	126,014	227,587	(46)	(1,983)	838,498	(1,271,530)	838,498

Total Members’ Equity (Deficit)	565,799	354,159	126,014	227,587	(46)	(1,983)	838,498	(1,271,530)	838,498

Total Liabilities and Members’ Equity	$583,599	$359,624	$128,814	$235,762	$(46)	$(1,983)	$1,125,386	$(1,271,530)	$1,159,626

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Revenues:
Casino	$56,321	$53,126	$26,329	$76,374	$—	$—	$—	$—	$212,150
Hotel	62,746	4,331	4,397	19,615	—	—	—	—	91,089
Food and beverage	51,231	10,004	5,890	15,482	—	—	—	—	82,607
Tower, retail, entertainment and other	28,448	2,157	1,262	2,248	—	48	90	—	34,253

Gross revenues	198,746	69,618	37,878	113,719	—	48	90	—	420,099
Less promotional allowances	7,409	7,380	4,737	9,512	—	—	—	—	29,038

Net revenues	191,337	62,238	33,141	104,207	—	48	90	—	391,061

Costs And Expenses:
Casino	20,958	15,495	10,065	20,175	—	—	—	—	66,693
Hotel	25,652	2,568	2,201	7,953	—	—	—	—	38,374
Food and beverage	41,375	6,097	3,266	9,915	—	—	—	—	60,653
Other operating expenses	8,731	647	427	305	—	—	—	—	10,110
Selling, general and administrative	51,736	22,705	16,525	33,916	—	393	91	—	125,366
Depreciation and amortization	14,036	3,019	2,862	7,288	—	—	—	—	27,205
(Gain) loss on disposal of assets	11	(48)	(40)	(12)	—	—	—	—	(89)

Total costs and expenses	162,499	50,483	35,306	79,540	—	393	91	—	328,312

Income (Loss) From Operations	28,838	11,755	(2,165)	24,667	—	(345)	(1)	—	62,749

Other Expenses:
Equity in earnings (loss) of subsidiaries	—	(1,642)	(3,071)	4,713	—	—	47,275	(47,275)	—
Loss on debt redemption	(847)	(357)	(200)	(541)	—	—	—	—	(1,945)
Interest expense	(5,945)	(2,501)	(1,356)	(3,705)	—	—	—	—	(13,507)
Interest expense - related party	(11)	(4)	(2)	(6)	—	—	—	—	(23)

Total other expense, net	(6,803)	(4,504)	(4,629)	461	—	—	47,275	(47,275)	(15,475)

Net Income (Loss)	$22,035	$7,251	$(6,794)	$25,128	$—	$(345)	$47,274	$(47,275)	$47,274

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Revenues:
Casino	$53,529	$51,918	$26,057	$73,529	$—	$—	$—	$—	$205,033
Hotel	56,535	3,834	3,999	18,702	—	—	—	—	83,070
Food and beverage	47,620	10,093	6,004	14,889	—	—	—	—	78,606
Tower, retail, entertainment and other	28,260	2,129	1,147	2,375	—	—	467	—	34,378

Gross revenues	185,944	67,974	37,207	109,495	—	—	467	—	401,087
Less promotional allowances	7,152	7,454	4,519	8,895	—	—	—	—	28,020

Net revenues	178,792	60,520	32,688	100,600	—	—	467	—	373,067

Costs And Expenses:
Casino	20,062	15,115	10,063	19,146	—	—	—	—	64,386
Hotel	25,028	2,361	2,019	7,744	—	—	—	—	37,152
Food and beverage	38,993	5,968	3,468	9,700	—	—	—	—	58,129
Other operating expenses	9,175	734	505	419	—	—	—	—	10,833
Selling, general and administrative	50,681	22,890	16,200	33,512	21	506	183	—	123,993
Depreciation and amortization	14,828	2,799	2,673	8,786	—	—	—	—	29,086
(Gain) loss on disposal of assets	2,061	(24)	(8)	(55)	—	—	—	—	1,974

Total costs and expenses	160,828	49,843	34,920	79,252	21	506	183	—	325,553

Income (Loss) From Operations	17,964	10,677	(2,232)	21,348	(21)	(506)	284	—	47,514

Other Expenses:
Equity in earnings (loss) of subsidiaries	—	(2,291)	(5,303)	7,594	—	—	11,778	(11,778)	—
Loss on debt redemption	(6,309)	(2,732)	(1,528)	(4,110)	—	—	—	—	(14,679)
Interest expense	(8,501)	(3,766)	(2,058)	(5,537)	—	—	—	—	(19,862)
Interest expense - related party	(391)	(170)	(95)	(255)	—	—	—	—	(911)

Total other expense, net	(15,201)	(8,959)	(8,984)	(2,308)	—	—	11,778	(11,778)	(35,452)

Net Income (Loss)	$2,763	$1,718	$(11,216)	$19,040	$(21)	$(506)	$12,062	$(11,778)	$12,062

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2016

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$22,035	$7,251	$(6,794)	$25,128	$—	$(345)	$47,274	$(47,275)	$47,274
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,036	3,019	2,862	7,288	—	—	—	—	27,205
Amortization of debt issuance and debt discount costs	—	—	—	—	—	—	1,264	—	1,264
Loss on debt redemption	—	—	—	—	—	—	1,945	—	1,945
(Gain) loss on disposal of assets	11	(48)	(40)	(12)	—	—	—	—	(89)
Share-based compensation expense	—	—	—	—	—	—	1,120	—	1,120
Changes in operating assets and liabilities:
Accounts receivable, net	(127)	(108)	(138)	(375)	—	(13)	1	—	(760)
Other assets	280	(29)	(9)	(45)	—	3	(293)	—	(93)
Accounts payable and accrued expenses	1,699	251	191	1,094	—	—	696	—	3,931
Related party activity, net	2	1	—	1	—	—	—	—	4

Net Cash Provided By (Used In) Operating Activities	37,936	10,337	(3,928)	33,079	—	(355)	52,007	(47,275)	81,801

Cash Flows from Investing Activities:
Decrease in investments – restricted	—	—	—	—	—	—	37	—	37
Acquisition of property and equipment	(10,756)	(3,076)	(3,416)	(7,625)	—	—	—	—	(24,873)
(Increase) Decrease in intercompany receivables	(26,666)	44,629	(6,787)	(31,951)	—	390	20,385	—	—
Investment in subsidiaries	—	(52,156)	14,531	6,625	—	—	(16,275)	47,275	—
Proceeds from sale of property and equipment	36	52	41	13	—	—	—	—	142

Net Cash (Used In) Provided By Investing Activities	(37,386)	(10,551)	4,369	(32,938)	—	390	4,147	47,275	(24,694)

Cash Flows from Financing Activities:
Prepayment and debt financing costs	—	—	—	—	—	—	—	—	—
Payments on notes payable	—	—	—	—	—	—	(67,950)	—	(67,950)
Proceeds from issuance of long-term debt	—	—	—	—	—	—	—	—	—

Net Cash Used In Financing Activities	—	—	—	—	—	—	(67,950)	—	(67,950)

Net (decrease) increase in cash and cash equivalents	550	(214)	441	141	—	35	(11,796)	—	(10,843)
Cash and cash equivalents - beginning of period	5,822	5,708	3,169	9,435	—	—	47,629		71,763

Cash and Cash Equivalents - end of period	$6,372	$5,494	$3,610	$9,576	$—	$35	$35,833	$—	$60,920

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$—	$84	$—	$—	$—	$—	$12,167	$—	$12,251

Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$115	$101	$152	$154	$—	$—	$—	$—	$522

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2015

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Total
	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$2,763	$1,718	$(11,216)	$19,040	$(21)	$(506)	$12,062	$(11,778)	$12,062
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,828	2,799	2,673	8,786	—	—	—	—	29,086
Amortization of debt issuance and debt discount costs	—	—	—	—	—	—	1,899	—	1,899
Loss on debt redemption	—	—	—	—	—	—	14,679	—	14,679
(Gain) loss on disposal of assets	2,061	(24)	(8)	(55)	—	—	—	—	1,974
Share-based compensation expense	—	—	—	—	—	—	1,213	—	1,213
Changes in operating assets and liabilities:
Accounts receivable, net	(521)	(113)	(72)	(87)	—	—	15	—	(778)
Other assets	(356)	23	(21)	(68)	(1)	(6)	(88)	—	(517)
Accounts payable and accrued expenses	2,616	456	471	536	—	—	222	—	4,301
Related party activity, net	5	—	—	2	—	—	—	—	7

Net Cash Provided By (Used In) Operating Activities	21,396	4,859	(8,173)	28,154	(22)	(512)	30,002	(11,778)	63,926

Cash Flows from Investing Activities:
Decrease in investments – restricted	—	—	—	—	—	—	22	—	22
Acquisition of property and equipment	(9,806)	(3,979)	(2,217)	(3,522)	—	—	—	—	(19,524)
(Increase) Decrease in intercompany receivables	(12,683)	(199)	4,681	(184)	22	512	7,851	—	—
Investment in subsidiaries	—	(710)	5,305	(24,296)	—	—	7,923	11,778	—
Proceeds from sale of property and equipment	18	25	10	55	—	—	—	—	108

Net Cash (Used In) Provided By Investing Activities	(22,471)	(4,863)	7,779	(27,947)	22	512	15,796	11,778	(19,394)

Cash Flows from Financing Activities:
Prepayment and debt financing costs	—	—	—	—	—	—	(9,998)	—	(9,998)
Payments on notes payable	—	—	—	—	—	—	(333,249)	—	(333,249)
Proceeds from issuance of long-term debt	—	—	—	—	—	—	293,525	—	293,525

Net Cash Used In Financing Activities	—	—	—	—	—	—	(49,722)	—	(49,722)

Net (decrease) increase in cash and cash equivalents	(1,075)	(4)	(394)	207	—	—	(3,924)	—	(5,190)
Cash and cash equivalents - beginning of period	6,897	5,712	3,563	9,228	—	—	51,553		76,953

Cash and Cash Equivalents - end of period	$5,822	$5,708	$3,169	$9,435	$—	$—	$47,629	$—	$71,763

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$—	$84	$—	$—	$—	$—	$18,817	$—	$18,901

Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$704	$310	$50	$265	$—	$—	$—	$—	$1,329

See accompanying report of independent certified public accountants.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATING STATEMENTS OF MEMBERS’ EQUITY

	Stratosphere LLC	Arizona Charlie’s LLC	Fresca LLC	Aquarius Gaming LLC	ACEP Management	ACEP Interactive	ACEP LLC	Eliminations	Class B Equity Total	Class A Equity Total	Total Equity
Balance at December 31, 2014	$563,036	$354,740	$137,974	$229,239	$(25)	$(1,477)	$825,223	$(1,283,487)	$825,223	$—	$825,223
Net Income (loss)	2,763	1,718	(11,216)	19,040	(21)	(506)	12,062	(11,778)	12,062	—	12,062
Eliminating Entries	—	701	(744)	(3,992)	—	—	—	4,035	—	—	—
Equity Draw	—	(3,000)	—	(16,700)	—	—	—	19,700	—	—	—
Share-based compensation	—	—	—	—	—	—	1,213	—	1,213	—	1,213

Balance at December 31, 2015	565,799	354,159	126,014	227,587	(46)	(1,983)	838,498	(1,271,530)	838,498	—	838,498
Net Income (loss)	22,035	7,251	(6,794)	25,128	—	(345)	47,274	(47,275)	47,274	—	47,274
Eliminating Entries	—	(58)	18,674	31,271	—	—	—	(49,887)	—	—	—
Equity Draw	—	(10,000)	—	(21,000)	—	—	—	31,000	—	—	—
Share-based compensation	—	—	—	—	—	—	1,120	—	1,120	—	1,120

Balance at December 31, 2016	$587,834	$351,352	$137,894	$262,986	$(46)	$(2,328)	$886,892	$(1,337,692)	$886,892	$—	$886,892

See accompanying report of independent certified public accountants.

35